EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement of Affymetrix, Inc. on Form S-8, pertaining to the Amended and Restated 2000 Equity Incentive Plan of Affymetrix, Inc., of our reports dated March 11, 2005, with respect to the consolidated financial statements and schedule of Affymetrix, Inc., Affymetrix, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Affymetrix, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Palo Alto, California
March 16, 2005